Simmons Company
Reports Second Quarter Results

•	15.2% Increase in Net Sales
•	Record Second Quarter Sales
•	Unit Volume Increases Drive U.S. Market Share Gain

         _________________________________________________________________

ATLANTA, August 14, 2007 – Simmons Company (“Company” or “Simmons”), a leading manufacturer of premium-branded bedding products, today released operating results for the quarter and six months ended June 30, 2007.

“The strong sales momentum we have experienced over the last several quarters continued into the second quarter of 2007.  In the second quarter and first half of this year our business operated at record sales levels despite a relatively soft home furnishings sales environment.  Our year-to-date sales growth of 14.3% has been driven principally by effective marketing and our decision to be competitive at a broad range of retail price points.  This has resulted in strong demand for our U.S. products, especially our Beautyrest® brand, and we believe a sizable gain in market share,” said Simmons’ Chairman and Chief Executive Officer Charlie Eitel.  “Although we are very pleased with our first half sales performance, our operating margins in the first half of 2007 were negatively impacted by roll out costs as we completed the transition to our new Beautyrest® 2007 product line and brought our products into compliance with the U.S. Consumer Product Safety Commission’s new regulations relating to open flame resistance standards which became effective July 1, 2007,” he added.

Mr. Eitel continued, “Our new Beautyrest® line is now fully rolled out and is selling very well at retail.  With the roll out of the Beautyrest® 2007 product line behind us, we expect our operating margins to return to pre-launch levels.  Additionally, we are excited to have added the ComforPedic by Simmons™ brand to our specialty bedding product assortment.  The reception by our dealers to this product at the recently concluded Las Vegas home furnishings market far exceeded our expectations.  Further, we believe the addition in the last 12 months of Beautyrest Black™, Natural Care™ and now ComforPedic by Simmons™ to our already strong product offering makes Simmons an even more compelling bedding resource to our retail customers and consumers alike.”

Results for the Quarter Ended June 30, 2007
For the second quarter of 2007, net sales increased 15.2% to $277.9 million compared to $241.2 million for the same period last year.  Net sales in the 2006 second quarter included $18.5 million in sales from Simmons’ former retail operations, Sleep Country USA, which was sold in August 2006.  Excluding the 2006 second quarter sales impact of the Company’s former retail business, Simmons’ net sales increased $55.2 million, or 24.8%, driven by domestic sales growth of 10.2% and the addition of $32.8 million of sales from the Company’s Canadian operations, which were acquired in November 2006.  Simmons’ domestic sales growth compared to the same period last year was primarily attributable to an increase in conventional bedding units sold of 10.8%, or $23.1 million, and an increase in conventional bedding average unit selling price (“AUSP”) of 0.2%, or approximately $0.5 million.  Gross profit for the second quarter of 2007 decreased to $106.1 million, or 38.2% of net sales, from $109.2 million, or 45.3% of net sales, for the same period of 2006.

For the second quarter of 2007, operating income was $20.6 million, or 7.4% of net sales, compared to $28.1 million, or 11.7% of net sales, for the same period last year.  The financial results for the quarter included $14.0 million in incremental costs related to the roll out of the Company’s 2007 Beautyrest® product line.  Net income was $0.9 million for the second quarter of 2007 compared to $2.1 million for the same period of the prior year.  For the second quarter of 2007, Adjusted EBITDA (see the Supplemental Information to this press release) was $33.2 million, or 11.9% of net sales, compared to $37.3 million, or 15.5% of net sales, during the same period last year.

Results for the Six Months Ended June 30, 2007
For the first six months of 2007, net sales rose 14.3% to $545.3 million compared to $477.1 million for the same period last year.  Net sales for the first six months of 2006 included $37.5 million of sales from our former retail operations.  Excluding the 2006 first half sales impact of the Company’s former retail business, Simmons’ net sales increased $105.7 million, or 24.0%, driven by domestic sales growth of 10.0% and $62.2 million of sales from the Company’s Canadian operations.  Simmons’ domestic sales growth for the first six months of 2007 compared to the same period last year was primarily attributable to an increase in conventional bedding units sold of 11.0%, or $46.1 million, partially offset by a decrease in conventional bedding AUSP of 0.1%, or $0.3 million.   Gross profit for the first six months of 2007 increased to $214.3 million, or 39.3% of net sales, from $208.6 million, or 43.7% of net sales, for the same period of 2006.

For the first six months of 2007, operating income was $45.8 million, or 8.4% of net sales, compared to $57.5 million, or 12.1% of net sales, for the same period last year.  The financial results for the period included approximately $23.6 million in incremental costs related to the roll out of the Company’s 2007 Beautyrest® product line.  Net income was $5.4 million for the first six months of 2007 compared to $8.5 million for the same period of the prior year.  For the first six months of 2007, Adjusted EBITDA (see the Supplemental Information to this press release) was $69.3 million, or 12.7% of net sales, compared to $76.3 million, or 16.0% of net sales, during the same period last year.

As of June 30, 2007, Simmons’ working capital (see the Supplemental Information to this press release) as a percentage of net sales for the trailing twelve months was 2.2% compared to 1.9% a year ago.   During the second quarter of 2007, the Company’s net debt increased $12.3 million as a result of the June 29, 2007 acquisition of certain net assets of Comfor Products, Inc.

The Company will webcast its second quarter and first six months 2007 financial results via a conference call on Wednesday, August 15, 2007, beginning at 11:00 a.m. Eastern Time.  The webcast will be available at the Company’s website www.simmons.com and will also be available for replay through August 29, 2007.

About Simmons
Atlanta-based Simmons Company, through its indirect subsidiary Simmons Bedding Company, is one of the world's largest mattress manufacturers, manufacturing and marketing a broad range of products under brands including Beautyrest®, Beautyrest BlackTM, Natural CareTM, ComforPedic by Simmons™, BackCare®, Beautyrest BeginningsTM and Deep Sleep®.  Simmons Bedding Company operates 21 conventional bedding manufacturing facilities and two juvenile bedding manufacturing facilities across the United States, Canada and Puerto Rico. Simmons also serves as a key supplier of beds to many of the world’s leading hotel groups, casinos and resort properties.  Simmons is committed to developing superior mattresses and promoting a higher quality sleep for consumers around the world. For more information, visit the Company's website at www.simmons.com.

 “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995:

This press release includes forward-looking statements that reflect our current views about future events and financial performance.  Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and variations of such words or similar expressions that predict or indicate future events, results or trends, or that do not relate to historical matters, identify forward-looking statements. The forward-looking statements in this press release speak only as of the date of this call. These forward-looking statements are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved.  Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from our expectations. These factors include, but are not limited to: (i) competitive pricing pressures in the bedding industry; (ii) legal and regulatory requirements; (iii) the success of our new products and the future costs to roll out such products; (iv) our relationships with and viability of our major suppliers; (v) fluctuations in our costs of raw materials; (vi) our relationship with significant customers and licensees; (vii) our ability to increase prices on our products and the effect of these price increases on our unit sales; (viii) an increase in our return rates and warranty claims; (ix) our labor relations; (x) departure of our key personnel; (xi) encroachments on our intellectual property; (xii) our product liability claims; (xiii) our level of indebtedness; (xiv) interest rate risks; (xv) foreign currency exchange rate risks; (xvi) compliance with covenants in our debt agreements; (xvii) our future acquisitions; (xviii) our ability to successfully integrate Simmons Canada and ComforPedic into our operations; (xix) our ability to achieve the expected benefits from any personnel realignments; and (xx) other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

-tables follow-

Simmons Company and Subsidiaries
Condensed Historical Consolidated Statements of Operations
(in thousands)

	Quarters Ended		Six Months Ended

	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006

Net sales	$277,871	$241,202	$545,277	$477,069
Cost of products sold	171,787	132,051	331,002	268,490
Gross profit	106,084	109,151	214,275	208,579

Operating expenses:
Selling, general and administrative expenses	86,109	81,633	170,817	152,539
Amortization of intangibles	1,493	1,417	2,972	2,834
Licensing fees	(2,121)	(2,012)	(5,314)	(4,300)
Total operating expenses	85,481	81,038	168,475	151,073
Operating income	20,603	28,113	45,800	57,506
Interest expense, net	19,258	24,715	37,647	43,891
Income before income taxes	1,345	3,398	8,153	13,615
Income tax expense	361	1,337	2,756	5,121
Net income	$984	$2,061	$5,397	$8,494

Adjusted EBITDA (a)	$33,154	$37,324	$69,255	$76,272

See Notes to Condensed Historical Financial Data.

Simmons Company and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)

	June 30,	December 30,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$17,251	$20,784
Accounts receivable, net	124,108	92,035
Inventories	33,405	26,718
Other current assets	24,150	22,559
Total current assets	198,914	162,096

Property, plant and equipment, net	79,174	73,185
Goodwill, net	536,001	512,818
Intangible assets, net	601,963	592,802
Other assets	39,116	32,753
Total assets	$1,455,168	$1,373,654

Liabilities and Stockholder's Equity
Current liabilities:
Current maturities of long-term debt	$778	$778
Accounts payable and accrued liabilities	158,815	134,912
Total current liabilities	159,593	135,690

Long-term debt	919,486	896,001
Deferred income taxes	186,515	177,692
Other non-current liabilities	25,649	14,410
Total liabilities	1,291,243	1,223,793

Stockholder's equity	163,925	149,861
Total liabilities and stockholder's equity	$1,455,168	$1,373,654

See Notes to Condensed Historical Financial Data.

		Simmons Company and Subsidiaries
		(Notes to Condensed Historical Financial Data)

a	)	Adjusted EBITDA (as defined in Simmons Bedding's senior credit facility) differs from the term "EBITDA" as it is commonly used. In addition to adjusting net income to exclude
		expense, income taxes and depreciation and amortization, Adjusted EBITDA as we interpret the definition also adjusts net income by excluding items or expenses not typically excluded in the calculation of "EBITDA" such as management fees, non-cash stock compensation expenses, reorganization costs, and other unusual or non-recurring charges or credits. Adjusted EBITDA is presented because it is a material component of the covenants contained within Simmons Bedding's credit agreements and a measure used by management to determine operating performance. EBITDA does not represent net income or cash flow from operations as those terms are defined by accounting principles generally accepted in the United States and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Below is a reconciliation of net income to Adjusted EBITDA:

			Quarters Ended		Six Months Ended

			June 30,	July 1,	June 30,	July 1,
			2007	2006	2007	2006

		Adjusted EBITDA:
		Net income	$984	$2,061	$5,397	$8,494
		Depreciation and amortization	7,343	6,777	14,691	14,057
		Income tax expense	361	1,337	2,756	5,121
		Interest expense	19,355	24,866	38,111	44,126

		EBITDA	28,043	35,041	60,955	71,798

		Reorganization expense including management severance	1,338	829	1,958	2,381
		Conversion costs associated with meeting new flammability standard	1,069	-	1,982	-
		Transaction expenses	1,054	133	1,639	133
		Management fees	488	441	953	846
		Other, net	1,162	880	1,768	1,114

		Adjusted EBITDA	$33,154	$37,324	$69,255	$76,272

b	)	Working capital computation (current assets less current liabilities as defined in our senior credit facility):

					June 30,	July 1,
					2007	2006

		Current assets			$198,914	$164,916

		Less:
		Cash and cash equivalents			(17,251)	(28,882)
					181,663	136,034

		Current liabilities			159,593	119,133

		Less:
		Current maturities of long-term debt			(778)	(413)
					158,815	118,720

		Working capital			$22,848	$17,314